UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT for the fiscal year ended December 31, 2019

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

Mystic Holdings, Inc.

(Exact name of issuer as specified in its charter)

Nevada (State or other jurisdiction of organization)	81-3431472 (I.R.S. Employer Identification Number)

4145 Wagon Trail Avenue, Las Vegas, Nevada 89118

(Address of principal executive office)

(646)-286-9070

(Registrant’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

Part II

Item 7. Financial Statements

Mystic Holdings, Inc. and Affiliates

Independent Auditor’s Report and Consolidated Audited Financial Statements

December 31, 2019 and 2018

F-1

INDEPENDENT AUDITOR’S REPORT

To the Board of Director(s) of

Mystic Holdings, Inc. and Affiliates

Las Vegas, Nevada

Report on Financial Statements

We have audited the accompanying consolidated financial statements of Mystic Holdings Inc. and Affiliates, which comprise the consolidated balance sheets as of December 31, 2019 and 2018 and the related consolidated statements of income, stockholders equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United State of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

F-2

Opinion

In our opinion, the 2019 and 2018 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mystic Holdings Inc., and Affiliates as of December 31, 2019 and 2018, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 19 to the financial statements, the Company has sustained significant net losses and had a working capital deficit for the years ended December 31, 2019 and 2018. Management’s evaluation of the events and conditions and management’s plans regarding those matters also are described in Note 19. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Garden City, New York
July 15, 2020

F-3

MYSTIC HOLDINGS, INC. AND AFFILIATES

AUDITED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

CONSOLIDATED BALANCE SHEETS

December 31,	2019	2018
ASSETS
Current Assets:
Cash	247,926	17,115
Accounts receivable, net	261,425	54,419
Note receivable	-	145,000
Inventory	1,293,356	777,510
Total Current Assets	1,802,707	994,043

Property, Equipment and Leasehold Improvements, Net	4,482,906	3,652,142
Intangible assets, net	6,220,375	-
Goodwill	2,124,673	-
Other Assets	122,625	116,100
TOTAL ASSETS	$14,753,285	$4,762,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable and Accrued Expenses	845,400	703,669
Due to related parties, net	1,866,835	2,864,010
Convertible Notes Payable	717,437	-
Non-Convertible Notes Payable	4,741,410	-
Current Maturities of Long Tem Debt	900,000	900,000
Total Current Liabilities	9,071,082	4,467,680

Convertible Debentures	7,392,240	100,000
Total Liabilities	16,463,322	4,567,680

Stockholders’ Equity:
Common stock, $1 par value; 10,000 shares authorized 7226 shares issued and 4,581 shares outstanding	7,253	7,226
Additional Paid in Capital	4,790,572	4,690,599
Less: Par Value of 2,375 shares of treasury stock	(2,375)	(2,375)
Accumulated Surplus (Deficit)	(6,505,487)	(4,500,845)
Total Members’ Equity	(1,710,037)	194,605

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$14,753,285	4,762,285

The accompanying notes are an integral part of the financial statements.

F-4

MYSTIC HOLDINGS, INC. AND AFFILIATES

AUDITED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

CONSOLIDATED STATEMENT OF INCOME

	For the Years Ended
	December 31,
	2019	2018

REVENUE	4,462,624	3,779,214

COST OF GOODS SOLD	4,312,106	4,205,436

GROSS PROFIT	$150,518	$(426,222)

OPERATING EXPENSES
Advertising	63,859	87,811
Depreciation	359,415	305,780
Amortization	63,703	-
Selling, Office and Administration	1,470,742	1,149,880
TOTAL OPERATING EXPENSES	1,957,719	1,543,471

INCOME (LOSS) FROM OPERATIONS	$(1,807,201)	$(1,969,693)

OTHER INCOME (EXPENSES)
Interest Expense	(263,628)	-
Miscellaneous Income	66,186	1,454
TOTAL OTHER INCOME	(197,442)	1,454

NET INCOME BEFORE PROVISION FOR INCOME TAXES	(2,004,642)	(1,968,239)

Provision for Income Taxes	-	22,228

NET INCOME ATTRIBUTABLE TO SHAREHOLDERS	$(2,004,642)	$(1,990,467)

The accompanying notes are an integral part of the financial statements.

F-5

MYSTIC HOLDINGS, INC. AND AFFILIATES

AUDITED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Year Ended December 31, 2019

			Additional
	Common Stock		Paid-in	Treasury Stock		Accumulated	Total
	Shares	Amount	Capital	Shares	Amount	Equity	Deficiency
Balance, January 1, 2019	7,226	7,226	4,690,599	(2,375)	(2,375)	(4,500,845)	194,605

Issuance of Common Stock	27	27	99,973			-	100,000
Net Income	-	-	-			(2,004,642)	(2,004,642)

Balance, December 31, 2019	7,253	7,253	4,790,572	(2,375)	(2,375)	(6,505,487)	(1,710,037)

Year Ended December 31, 2018

			Additional
	Common Stock		Paid-in	Treasury Stock		Accumulated	Total
	Shares	Amount	Capital	Shares	Amount	Equity	Deficiency
Balance, January 1, 2018	7,226	7,226	$4,690,599	$(2,375)	$(2,375)	$(2,510,378)	$2,185,072

Issuance of Common Stock	-	-	-				-

Net Income	-	-	-			(1,990,467)	(1,990,467)

Balance, December 31, 2018	7,226	7,226	4,690,599	-	-	(4,500,845)	194,605

The accompanying notes are an integral part of the financial statements.

F-6

MYSTIC HOLDINGS, INC. AND AFFILIATES

AUDITED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

CONSOLIDATED STATEMENTS OF CASH FLOW

Year Ended December 31,	2019	2018

Cash flows from Operating Activities
Net Profit/(Loss)	(2,004,642)	(1,990,467)
Adjustments to reconcile net loss to net cash provided by (used in) Operations:
Depreciation and amortization	436,900	305,780
Change in Operating Assets and Liabilities:
Accounts Receivable	(207,006)	39,009
Other Receivables	145,000	253,158
Inventory	(515,847)	154,655
Employee Advance	(6,525)	-
Accounts payable and accrued expenses	141,730	509,349
Net cash provided from (used in) Operating activities	(2,010,390)	(728,517)

Cash flows from Investing activities
Acquisition of PP&E	(1,192,718)	(342,318)
Acquisition Closing Cost	-	(66,100)
Acquisition of Intangible Asset	(8,419,992)	-
Net cash provided from (used in) Investing activities	(9,612,710)	(408,418)

Cash flows from Financing activities
Cash paid for Related Party Loan Balance	(997,177)	530,648
Loan received from Unrelated party	717,437	-
Issuance of Debenture	7,292,240	-
Issuance of Notes Payable	4,741,410	-
Issuance of Common Stock	100,000	-
Net cash provided from (used in) Financing activities	11,853,910	530,648

Net Change in cash	230,811	(606,287)
Net Change in cash classified within current assets held for sale
Cash at beginning of period	17,115	623,402
Cash at end of period	$247,926	$17,115

The accompanying notes are an integral part of the financial statements.

F-7

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 1: DESCRIPTION OF BUSINESS ACTIVITIES

Mystic Holdings, Inc. is a holding company which, through its wholly-owned subsidiaries, is engaged in the cannabis industry in the State of Nevada. Since obtaining Nevada wholesale licenses for the cultivation and production of medical cannabis in 2014 and recreational cannabis in 2016, Qualcan, LLC, the wholly owned operating subsidiary (“Qualcan”), has constructed and has recently begun operating a highly efficient, state-of-the-art 24,000 square foot cannabis cultivation and production facility with the capacity to produce as much as 600 pounds of sellable cannabis per month utilizing the latest concepts in agronomic farming practices and sustainable technologies. Qualcan’s facility adheres to best practices in quality control standards and regulatory compliance that are believed to be as good as or better than those used throughout the cannabis industry. Qualcan currently wholesales its products, which include cannabis flowers, edibles and concentrates, under the trademark “Qualcan” to state-licensed dispensaries utilizing METRC, a state-mandated tracking system. The company has recently entered into asset purchase agreements to add a future retail dispensary component to its operations in Las Vegas and Reno, Nevada. The Company operates a state licensed medical and recreational marijuana cultivation and production facility. The Company wholesales its products, which include flowers, edibles and concentrates, to state licensed dispensaries utilizing METRC, a state mandated tracking system under the mark “Qualcan”. All sales, deliveries and SKU’s are tracked through the METRC system.

Looking ahead, the company has prepared a strategic plan to extend the Nevada footprint by becoming a vertically integrated company providing medical and recreational cannabis cultivation and production, and retail dispensary operations for high quality marijuana and marijuana consumer products. The company also intends to expand our wholesale operations to capture expected retail demand for the cultivation and production activities, including from its own retail locations that the company plans to build (and license) or acquire. A key element of the company’s strategic plan is to make acquisitions of or investments in complementary businesses, products and technologies in the cannabis industry.

The consolidated accounts of the Company include the accounts of Mystic Holdings, Inc., Qualcan, LLC, Picksy LLC and Wagon Trail 4145, LLC. Picksy LLC, Qualcan, LLC and Wagon Trail 4145, LLC are owned 100% by Mystic Holdings, Inc. All significant intercompany accounts have been eliminated in consolidation.

NOTE 2: BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and include the accounts of Mystic Holdings INC. and affiliates (collectively “Mystic Holdings” or the “Company”). The basis used for the preparation and presentation of the financial statements is based on the needs of the financial statement users. Financial presentation under the accrual method (basis of presentation under accounting principle generally accepted in the United States) provides the best approach to present the financial statements with the appropriate revenues since accounts receivable, net of allowance for doubtful debts, can be recorded against appropriate expenses which are incurred in the same period to generate those revenues.

We conduct business through a variety of corporate structures, including subsidiaries, variable interest entity (VIE) and primary beneficiary. Subsidiaries are those where we exercise control through 100% ownership, VIE are those where we have controlling interest despite not having a majority of voting rights and primary beneficiary are those where we retain the authority to direct the activities. All of the assets, liabilities, revenues and expenses of our subsidiaries, VIE and primary beneficiary are included in our consolidated financial statements. All significant intercompany transactions and balances are eliminated.

F-8

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Revenue Recognition

It is the Company’s policy that revenues from product sales are recognized in accordance with ASC 605, “Revenue Recognition.” Four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) is based on management’s judgments regarding fixed nature in selling prices of the products delivered and the collectability of those amounts.

Revenue is recognized net of discounts, rebates, promotional adjustments, price adjustments and returns, and net of taxes collected from customers that are remitted to governmental authorities, with the collected taxes recorded as current liabilities until remitted to the relevant government authority. Revenue is recorded upon transfer of title and risk to the customer, which occurs at the time customers take delivery of our products at our retail dispensaries. Upon purchase, the Company has no further performance obligations and collection is assured as sales are paid for at time of purchase.

Consistent with ASC 605-15-25-1, the Company considers factors such as historical return of products, estimated remaining shelf life, price changes from competitors, and introductions of competing products in establishing a refund allowance. The Company recognizes revenues as risk and title to products transfers to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectability is reasonably assured.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in hand/bank and highly liquid investments that are readily convertible into cash. The Company considers securities when purchased with maturities of three months or less to be cash equivalents. The carrying amount of these securities approximate fair market value because of the short-term maturity of these instruments.

Leases

The Company leases facilities, equipment and vehicles under capital and operating leases. The commencement date of all leases is the earlier of the date that the Company becomes legally obligated to remit rent payments or the date that the Company exercises control over the use of the property. In addition to minimum rental payments, certain leases provide for contingent rentals based upon equipment usage. Rent expense associated with contingent rentals are recorded as incurred. The related rent expense is recorded on a straight line basis over the lease term. The cumulative excess of rent payments over rent expense, if any, is accounted for as a deferred lease asset and recorded in “Other Assets”. The cumulative excess of rent expense over rent payments, if any, is accounted for as deferred lease obligation. Leasehold improvements associated with assets utilized under capital or operating leases are amortized over the shorter of the assets useful life or the lease term.

F-9

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are carried at their estimated collectible amounts. Trade accounts receivable are periodically evaluated for collectability based on past credit histories with customers and their current financial conditions. Uncollectible trade accounts receivable are written off based on individual credit evaluation and specific circumstances of the customer. Trade accounts receivable are reported net of an allowance for doubtful accounts.

Credit is granted to the Company’s customers; consequently, its ability to collect the amounts due from their respective customers is affected by economic fluctuations in the respective industries.

The Company allows for estimated losses on accounts receivable based on prior bad debt experience and a review of existing receivables. Bad debt recoveries are charged against the allowance account as realized.

Prepaid Expenses and Other Current Assets

Prepaid expenses consist of various payments that the Company has made in advance for goods or services to be received in the future. These prepaid expenses include advertising, insurance, and service or other contracts requiring up-front payments.

Cost of Goods Sold

Cost of goods sold includes the costs indirectly attributable to product sales and includes amounts paid for finished goods, such as flower, edibles and concentrates, as well as packaging and other supplies, fees for services and processing, other expenses for services, and allocated overhead. Overhead expenses include allocations of rent, administrative salaries, utilities, and related costs.

Valuation of Inventory

Inventory is valued at the lower of actual cost, as determined using the first-in, first-out (“FIFO”) method of accounting, or its net realizable value. The Company periodically reviews physical inventory for excess, obsolete, and potentially impaired items and reserves. The reserve estimate for excess and obsolete inventory is based on expected future use. The reserve estimates have historically been consistent with actual experience as evidenced by actual sale or disposal of the goods.

Fair Values Measurements

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis have been categorized based upon a fair value hierarchy. Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Level 2 inputs are based on other observable market data, such as quoted prices for similar assets and liabilities, and inputs other than quoted prices that are observable, such as interest rates and yield curves. Level 3 inputs are developed from unobservable data reflecting our own assumptions, and include situations where there is little or no market activity for the asset or liability.

Certain non-financial assets and liabilities are measured at fair value on a nonrecurring basis, including property, plant, and equipment, goodwill and intangible assets. These assets are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of an impairment. A general description of the valuation methodologies used for assets and liabilities measured at fair value, including the general classification of such assets and liabilities pursuant to the valuation hierarchy, is included in each footnote with fair value measurements presented.

F-10

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company’s financial instruments consist principally of cash and cash equivalents, short-term marketable securities, accounts receivable, notes receivable, accounts payable, notes payable and long-term debt. The recorded values of cash and cash equivalents, accounts receivable, notes receivable, accounts payable approximate their fair values based upon their short-term nature. The recorded values of notes payable and long-term debt approximate their fair values, as interest approximates market rates.

The fair value of a financial instrument is the amount that would be received in an asset sale or paid to transfer a liability in an orderly transaction between unaffiliated market participants. Assets and liabilities measured at fair value are categorized based on whether the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial instruments within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels (with Level 3 being the lowest) defined as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2: Observable inputs other than prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated with observable market data.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The fair value of the Company’s, short-term marketable securities, were determined based on “Level 1” inputs. The Company does not have any financial instruments in the “Level 2” and “Level 3” category. The Company believes that the recorded values of all the other financial instruments approximate their current fair values because of their nature and relatively short maturity dates or durations.

There have been no changes in Level 1, Level 2, and Level 3 and no changes in valuation techniques for these assets or liabilities for the periods ended December 31, 2019 and 2018.

FASB ASC 825-10 requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. FASB ASC 825-10 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents - The carrying amounts reported in the statements of financial condition for cash and cash equivalents approximate those assets’ fair values. Investment securities which consist of marketable securities - Fair values for investment securities are based on quoted market prices, where available.

F-11

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property, Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. The Company has a capitalization policy of $5,000. Expenditures for routine maintenance and repairs on property and equipment are charged to expense.

The Company reviews long lived assets for impairment when circumstances indicate the carrying value of an asset may not be recoverable based upon the undiscounted future cash flows of the asset. If the carrying value of the asset is determined not to be recoverable, a write down to fair value is recorded. Fair values are determined based on quoted market values, discounted cash flows or external appraisals as appropriate. We review long lived assets for impairment at the individual asset or asset group level for which the lowest level of independent cash flows can be identified.

Depreciation is provided for financial reporting purposes utilizing both the accelerated and straight-line methods over the estimated useful lives of the assets, which are as follows;

Machinery and Equipment	3-5 years
Furniture and Fixtures	5-7 years
Software	3 years

Goodwill

Goodwill is the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business combination. In accordance with ASC 350, “Intangibles—Goodwill and Other, “goodwill and other intangible assets with indefinite lives are no longer subject to amortization but are tested for impairment annually or whenever events or changes in circumstances indicate that the asset might be impaired.

The Company reviews the goodwill allocated to each of our reporting units for possible impairment annually as of first day of the fourth quarter each fiscal year and whenever events or changes in circumstances indicate carrying amount may not be recoverable. In the impairment test, the Company measures the recoverability of goodwill by comparing a reporting unit’s carrying amount, including goodwill, to the estimated fair value of the reporting unit.

The carrying amount of each reporting unit is determined based upon the assignment of our assets and liabilities, including existing goodwill and other intangible assets, to the identified reporting units. Where an acquisition benefits only one reporting unit, the Company allocates, as of the acquisition date, all goodwill for that acquisition to the reporting unit that will benefit. Where the Company has had an acquisition that benefited more than one reporting unit, The Company has assigned the goodwill to our reporting units as of the acquisition date such that the goodwill assigned to a reporting unit is the excess of the fair value of the acquired business, or portion thereof, to be included in that reporting unit over the fair value of the individual assets acquired and liabilities assumed that are assigned to the reporting unit.

If the carrying amount of a reporting unit is in excess or its fair value, the Company recognizes an impairment charge equal to the amount in excess.

F-12

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

Intangible assets continue to be subject to amortization, and any impairment is determined in accordance with ASC 360, “Property, Plant, and Equipment, “intangible assets are stated at historical cost and amortized over their estimated useful lives. The Company uses a straight-line method of amortization, unless a method that better reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up can be reliably determined. The approximate useful lives for amortization of our intangible assets are as follows:

Dispensary Licenses	14 years

The Company reviews intangible assets subject to amortization quarterly to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, a product recall, or an adverse action or assessment by a regulator. If an impairment indicator exists, we test the intangible asset for recoverability. For purposes of the recoverability test, we group our amortizable intangible assets with other assets and liabilities at the lowest level of identifiable cash flows if the intangible asset does not generate cash flows independent of other assets and liabilities. If the carrying value of the intangible asset (asset group) exceeds the undiscounted cash flows expected to result from the use and eventual disposition of the intangible asset (asset group), the Company will write the carrying value down to the fair value in the period identified.

The Company calculates fair value of our intangible assets as the present value of estimated future cash flows the Company expects to generate from the asset using a risk-adjusted discount rate. In determining our estimated future cash flows associated with our intangible assets, The Company uses estimates and assumptions about future revenue contributions, cost structures and remaining useful lives of the asset (asset group).

Intangible assets that have indefinite useful lives are tested annually for impairment and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount of the asset group exceeds its fair value.

Other Assets

Other assets comprises primarily of deposits for the purchase of real property and security deposits for leased properties in Nevada. The deposits for the purchase of real property are reclassified to Property and Equipment once the purchase is final.

Business Combinations

The Company accounts for its business acquisitions in accordance with ASC 805-10, “Business Combinations.” The Company allocates the total cost of the acquisition to the underlying net assets based on their respective estimated fair values. As part of this allocation process, the Company identifies and attributes values and estimated lives to the intangible assets acquired. These determinations involve significant estimates and assumptions regarding multiple, highly subjective variables, including those with respect to future cash flows, discount rates, asset lives, and the use of different valuation models, and therefore require considerable judgment. The Company’s estimates and assumptions are based, in part, on the availability of listed market prices or other transparent market data. These determinations affect the amount of amortization expense recognized in future periods. The Company bases its fair value estimates on assumptions it believes to be reasonable but are inherently uncertain.

F-13

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Income taxes are accounted for on an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than proposed changes in the tax law or rates. Valuation allowances are provided if it is more likely than not that a deferred tax asset will not be realized.

The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. Once it is determined that the position meets the recognition threshold, the second step requires an estimate and measure the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement. The difference between the amount of recognizable tax benefit and the total amount of tax benefit from positions filed or to be filed with the tax authorities is recorded as a liability for uncertain tax benefits. It is inherently difficult and subjective to estimate such amounts due to the probability of various possible outcomes. The Company reevaluates uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an additional charge to the tax provision.

A valuation allowance was taken by the Company as it believes there is no sufficient positive evidence to support its conclusion not to record a valuation allowance. Management believes that there can be no assurance that the Company will generate taxable income or that all of its timing differences between tax and financial reporting will be utilized.

Tax Cuts and Job Act. The Tax Cuts and Jobs Act was enacted in December 2018. Among other things, the new law (I) establishes a new, flat corporate federal statutory income tax rate of 21%, (ii) eliminates the corporate alternative minimum tax and allows the use of such carryforwards to offset regular tax liability for any taxable year, (iii) limits the deduction for net interest expense incurred by U.S. corporations, (iv) allows businesses to immediately expense, for tax purposes, the cost of new investments in certain qualified depreciable assets, (v) eliminates or reduces certain deductions related to meals and entertainment expenses, (vi) modifies the limitation on excessive employee remuneration to eliminate the exception for performance-based compensation and clarifies the definition of a covered employee and (vii) limits the deductibility of deposit insurance premiums. The Tax Cuts and Jobs Act also significantly changes the US tax law related to foreign operations, however, such changes do not currently impact the Company.

Advertising

The Company expenses all advertising costs as incurred. Advertising expense for the years ended December 31, 2019 and 2018 were $63,859 and $87,811, respectively.

F-14

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 4: ACCOUNTS RECEIVABLE

As of December 31, 2019, and 2018, the company carried accounts receivable of $261,425 & $54,419 respectively. The industry in which the company operates does not have large amount of accounts receivable at any given time. Company provides credit term to certain customers which usually are net 15 days. Company has not experienced any bad debts in previous years and it reasonably believes to collect all of its accounts receivable as of December 31, 2019 & 2018. As of December 31, 2019, and 2018, no allowance for doubtful accounts was deemed necessary.

NOTE 5: INVENTORY

As of December 31, 2019, and 2018, the Company carried the following inventory balances. Company did not recognize any obsolete in inventory due to impairment or damages in its inventory during the years 2019 and 2018.

December 31,	2019	2018
Finished Goods:
Edibles	$194,136	$8,987
Catridges	$26,249	$2,632
Flowers	$401,628	$104,753
Concentrate	$17,668	$-
Prerolls	$33,352	$22,515.00
Vapes	$8,438	$-
Accessories	$50,182	$-
	$731,653	$138,886
Work In Progress:
Plants & Clonnes Tagged	$483,999	$559,285
Veg Untagged	$77,704	$79,339
	$561,703	$638,624

	$1,293,356	$777,510

F-15

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 6: NOTE RECEIVABLE

As of December 31, 2019, and 2018, the Company was carrying an outstanding loan balance made to Desert Aire Wellness, LLC (the Buyer) in the amount of $0 and $91,500 respectively. In June 2019, the Company reached an agreement with the Buyer in which the loan balance was extinguished and replaced with a purchase and supply agreement. Under the terms of this agreement, the buyer was required to purchase $1,600,000 in goods from the Company provided the Company makes available a monthly maximum of $65,000 in goods. The Buyer will purchase at a minimum, $35,000 in goods per month and a maximum of $65,000, but must purchase $1,600,000 within 36 months from June 2019. If the Buyer does not purchase the full $1,600,000 worth of goods, cash must be paid to the Company for the difference. During the year 2019, the buyer rendered services to the company and subsequently, the loan was cancelled out.

In 2016 company deposited $56,658 under equipment lease agreement. The original lease agreement contained the buyout option at the end of the lease. The company exercise its buyout option in 2018 and the original deposit of $56,658 was applied towards the buyout of the equipment.

In 2017, the company loaned $250,000 to its related party Green Wagon Holding LLC. The loan did not carry any interest provision. The loan balance was $586,797 and $50,000 in the year 2019 and 2018 respectively. (See Notes 10- “Related Parties).

NOTE 7: BUSINESS COMBINATIONS

On May 8, 2019, Picksy LLC (“Purchaser”), a wholly owned subsidiary of Mystic Holdings Inc., entered into Asset Purchase Agreement with MediFarm LLC (“Seller”), for the purchase of MediFarm LLC’s Blum-Desert Inn distribution facility at the purchase price of $10 million. The closing of this purchase agreement is contingent upon obtainment of approval from state of Nevada for the sale and transfer of seller’s existing Marijuana Dispensary license to Purchaser, as well as all associated state or county business licenses or permits.

On November 1, 2019, the company entered into an agreement to assume all management responsibilities over the operations of Blum Desert Inn distribution facility. As per the agreement, Picksy LLC would realize all the benefits and bear risks arising from the operations of Desert Inn distribution facility, as well as complete managerial authority over the operations making the Picksy LLC the primary beneficiary of Blum Desert Inn upon execution of the agreement. As per ASC 810-10 “Consolidation”, the company consolidated the financial position and result of operations as of November 1, 2019. Picksy LLC recorded its business combinations as per ASC 805-10 on November 1, 2019 when operational control was transferred from MediFarm LLC. The purchase price was adjusted downward to $9.8 M to give an adjustment to inventory acquired as of November 1, 2019. $1.4M of the purchase price was allocated to tangible assets including inventory, $6.2 million of the purchase price was allocated to intangible assets, and the balance of $2.1 million was attributed to goodwill. (See Note 18- “Intangible Asset and Goodwill”)

On August 19, 2019, Picksy Reno LLC (“Purchaser”), a wholly owned subsidiary of Mystic Holdings entered into Asset Purchase Agreement with the MediFarm I LLC (“Seller”), for the purchase of distribution facility located at Reno at the purchase price of $13.5 million. As per the agreement, the payments will consist of $9.3 million in cash and $4.2 million in a 12-month promissory note bearing 5% interest. The closing of this purchase agreement is contingent upon obtainment of approval from state and local governmental authorities for the sale and transfer of Seller’s existing State licenses to Purchaser, as well as all associated State or County business licenses and permits. The operational control of the Reno distribution facility was not transferred until January 1, 2020. (See Note 21- “Subsequent Events”).

The following Pro Forma Financial Information is provided as per ASC 805-10 requirement. The objective of the following pro forma disclosure is to provide the stakeholders a sense what the company’s revenues and earnings would have been if the business combination would have occurred beginning of previous year.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT - FOR THE YEAR ENDING DECEMBER 31, 2019

	MYSTIC HOLDINGS INC	MEDIFARM I LLC	PRO FORMA ADJUSTMENTS	BLUM- DESERT INN	PRO FORMA ADJUSTMENT	PRO FORMA COMBINED
Revenues	4,230,459	7,219,193		4,088,960		15,538,613
Cost of Revenues	4,167,371	3,577,222		2,235,837		9,980,431
Gross Profit	63,088	3,641,971	-	1,853,123	-	5,558,182
Operating Expenses:
Advertising	62,754	24,280		34,459		121,493
Allowance for Doubtful Debts		(195,389)
Auto	36,289			153		36,442
Bank Fees	2,753	28029		14,785
Depreciation	345,092	97,937		227,012		670,041
Ammortization	-	-	498,830	-	433,504
Insurance	62,639	57,122		3,885		62,639
Office expense and miscellaneous	38,436	116,296		206,661		361,393
Professional fees	373,308	58,919		41,238		473,465
Rent	16,757	30000		146,632		193,389
Repairs and maintenance	40,216	29,671		30,549		100,436
Salary and other provisions		1,232,490		823,913		2,056,403
Security	83,003	142618		128,769		354,390
Taxes and licenses	751,918	283,845		65,317		1,101,080
Uniform	9,351
Utilities	24,512	27,720		17,619		69,851
Total operating expenses	1,847,028	1,933,538	498,830	1,723,372	433,504	5,601,023
Operating Loss	(1,783,940)	1,708,433	(498,830)	129,751	(433,504)	(42,841)
Other Income (Expense):
Other income	47,100	55,960		20,959		124,019
Interest expense	(96,049.50)	-	(675,000)	-	(716,000)	(1,391,000)
Total other income (expense)	-48,950	55,960	(675,000)	20,959	(716,000)	(1,266,981)
Net Loss before Taxes	(1,832,890)	1,764,393	(1,173,830)	150,709	(1,149,504)	(1,309,822)
Provision for Income Tax (Benefit) Expense	-
Net Loss	(1,832,890)	1,764,393	(1,173,830)	150,709	(1,149,504)	(1,309,822)

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT - FOR THE YEAR ENDING DECEMBER 31, 2018

	MYSTIC HOLDINGS INC	MEDIFARM I LLC	PRO FORMA ADJUSTMENTS	BLUM- DESERT INN	PRO FORMA ADJUSTMENT	PRO FORMA COMBINED
Revenues	3,779,214	7,901,026		3,165,074.00		14,845,314
Cost of Revenues	4,205,436	4,068,049		1,672,982.00		9,946,467
Gross Profit	(426,222)	3,832,977	-	1492092.00	-	4,898,847
Operating Expenses:
Advertising	87,811	154,296		58,550.00		300,657
Auto	36,289					36,289
Depreciation	305,780	222,307		99,229.00		1,559,650
Ammortization			498,830		433,504
Insurance	55,113					55,113
Office expense and miscellaneous	63,404	1,074,569		557,114.00		1,695,087
Professional fees	244,596					244,596
Rent	13,217			133,503.00		146,720
Repairs and maintenance	135,645					135,645
Salary and other provisions		1,720,585		1,186,670.00		2,907,255
Security	94,318					94,318
Taxes and licenses	476,936	18,228		13,294.00		508,458
Utilities	30,363					30,363
Total operating expenses	1,543,472	3,189,985	498,830	2,048,360.00	433,504	7,714,151
Operating Loss	(1,969,694)	642,992	(498,830)	(556,268.00)	(433,504)	(2,815,304)
Other Income (Expense):
Other income	1,454	235,253				236,707
Interest expense	-	-	(675,000)	-	(716,000)	(1,391,000)
Total other income (expense)	1,454	235,253	(675,000)		(716,000)	(1,154,293)
Net Loss before Taxes	(1,968,240)	878,245	(1,173,830)	(556,268.00)	(1,149,504)	(3,969,597)
Provision for Income Tax (Benefit) Expense	22,228
Net Loss	(1,990,468)	878,245	(1,173,830)	(556,267.00)	(1,149,504)	(3,969,597)

F-16

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 8: ACCOUNT PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

December 31,	2019	2018
Accounts Payable and Accrued Expenses	518,865	640,762
Interest Payable	326,535	62,907
	$845,400	$703,669

The accounts payable and accrued expenses consists of trade payables arising from company’s normal course of business.

NOTE 9: PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31:

December 31,	2019	2018
Furniture and Equipment	864,356	640,510
Leasehold Improvements	4,454,418	3,562,856
Vehicle	9,000	-
Computer Hardware and Software	68,310	-
Subtotal	5,396,084	4,203,366

Accumulated Depreciation	(913,178)	(551,223)
Net Total	$4,482,906	$3,652,142

Depreciation expense for the years ended December 31, 2019 and 2018 was $361,944 and $305,780, respectively.

F-17

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 10: RELATED PARTIES

From time to time the Company is involved in transactions with related parties. The Company had the following balances due from (to) related parties as of December 31:

December 31,	2019	2018
Convenient Labor, LLC	-	(430,449)
Dal Taro Holding II, LLC	35,819	(169,145)
Employees4Hire, LLC	(691,950)	(199,916)
Green Wagon Holding, LLC	586,797	50,000
Ketores Holdings, LLC	(1,610,000)	(1,500,000)
Panaroma Crest, LLC	(149,450)	(149,450)
Barraco Realty, LLC	(3,000)	-
Related Individual	(35,050)	(415,050)
	(1,866,834)	$(2,814,010)

Convenient Labor, LLC and Employees4Hire, LLC are owned by related parties of the Company and are used to lease employees to the Company. The balances due to these related entities as of December 31, 2019 and 2018 are due on demand and bear no interest. The total cost of employees leased from these related entities for the years ended December 31, 2019 and 2018 was $2,681,059 and $1,883,517, respectively, and is included on the accompanying statements of income under the caption “Cost of Goods Sold”.

Dal Toro Holdings II, LLC is one of the stockholders of the Company. The balances due to this related entity as of December 31, 2019 and 2018 are due on demand and bear no interest.

Green Wagon Holdings, LLC is an entity that shares common ownership with the Company and leases building space to the Company on a month to month basis as further explained in Note 8. The balances due (to) from this related entity as of December 31, 2019 and 2018 are due on demand and bear no interest.

Ketores Holdings, LLC is one of the stockholders of the Company. The balances due to this related entity as of December 31, 2019 and 2018 are due on demand and bear no interest.

Panorama Crest, LLC is one of the stockholders of the Company. The balances due to this related entity as of December 31, 2019 and 2019 are due on demand and bear no interest.

Related individual is a family member of one of the stockholders of the Company. The balances due to the related individual as of December 31, 2019 and 2018 began bearing interest in September 2018 at 10% per annum, with a maturity date of December 31, 2019.

See Note 14 for disclosure of a consulting agreement with a former stockholder.

F-18

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 11: CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Concentrations of credit with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base. Also, the credit term determines the amount of receivables along with the concentration of customers determining single purchasers on credit.

As new legal enterprises, marijuana growers, distributors and dispensaries need financial services like those required by other businesses. But local banks and credit unions in many jurisdictions are still subject to laws prohibiting the offering of business accounts and services to organizations involved in cannabis production and distribution. At the federal level, U.S. law still forbids commerce in marijuana. While the U.S. Department of Justice has indicated that it will defer to the legislative intent of individual states regarding legalization, overlapping federal and state banking laws still present real risk management uncertainties for financial organizations.

Furthermore, only about one in 30 banks or credit unions in the U.S. currently accepts marijuana-related businesses as clients. Those providing services often require much higher servicing and transaction fees to offset complicated and strict reporting requirements.

NOTE 12: BUSINESS RISK

The Company’s primary business, cultivation and production of medical cannabis and recreational cannabis, is heavily regulated state levels although remains illegal at the federal level in the United States. While the Company is unable to predict what regulatory changes may occur or the impact on the Company of any particular change, the Company’s operations and financial results could be negatively affected. Further, the Company operates in a highly regulated industry, which may limit the Company’s ability to price its services at levels that the Company believes appropriate. These competitive factors may adversely affect the Company’s financial results.

F-19

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 13: SHORT-TERM DEBT

Short-term debt consists of the following as of December 31:

	2019	2018
Note Payable to Grass is Greener, LLC,upon maker receiving financing for the acquisition of Blum and completion of .80 financing round or 6 months from issuing note whichever comes first bearing interest at 12% per annum, with an option of coversion to shares in .80 financing round, unsecured.	200,000	-

Note Payable to Qualcan Canada, which shall be converted into Qualcan Canada common voting shares at $0.05 per share, for 14,000,000 common shares upon closing of acquisitions of Blum Dispensaries, and is being presented as due on demand and bearing no interest until the completion of closing, unsecured.	517,437	-

Note Payable to Medifarm LLC, on closing of purchase agreement entered, due within 12 months from issued date bearing interest at 5% per annum, secured.	2,800,000	-

Balance Payable to Medifarm LLC, on closing of purchase agreement entered, is being presented as due on demand, bearing no interest.	1,941,410

Total Short-term Notes Payable	$5,458,847	-

NOTE 14: LONG-TERM DEBT

Long-term debt consists of the following as of December 31:

	2019	2018
Note Payable to a business, which is in dispute, as terms of contract were not followed by lender and is being presented as due on demand and bearing no interest until a future settlement is reached, unsecured.	300,000	$300,000

Note Payable to a business, which is in dispute, as terms of contract were not followed by lender and is being presented as due on demand and bearing no interest until a future settlement is reached, unsecured.	600,000	600,000

Note Payable to a business, which is in dispute, as terms of contract with an option to convert the debt into 27 shares of common stock.	-	100,000

Total Long-term debt	900,000	1,000,000
Less: current maturities	(900,000)	(900,000)
Long-Tem Debt	-	$100,000

F-20

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 15: DEBENTURES

The principal amount under the debentures is convertible into shares of our common stock at any time at the option of the holder; provided, that, if on or before the maturity date, the Canadian Public Offering is consummated, 100% of the outstanding principal amount of the debentures will be automatically converted into common shares of Qualcan Canada. The conversion price of the debentures issued in the First 2019 Private Placement is C$0.30 ($0.23) per share and the conversion price of the debentures issued in the Second 2019 Private Placement is C$0.80 ($0.60) per share. The conversion price is subject to adjustment in the event of specified dilutive or accretive events, such as stock splits and stock combinations. The principal amount and accrued interest under the debentures are payable by us upon the earlier to occur of the closing of the Canadian Public Offering or 12 months after the date of issuance. The debentures bear interest at an annual cumulative rate of 8.0%, due and payable in cash on the maturity date.

In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, the holders of the debentures will receive, in preference to any distribution of any of our assets to the holders of any of our other debt securities or credit facilities, an amount equal to the unpaid and unconverted principal amount of their debentures and any accrued and unpaid interest on the debentures. The holders will be paid in preference to any of our unsecured creditors and will be paid pro rata in proportion to the principal amount of debentures held by the holders (together with the holders of the debentures issued in the Second Mystic Financing) if the available assets are not sufficient to repay the debentures. The debentures are unsecured, general obligations of our company. The debentures are not be redeemable by us or subject to voluntary prepayment prior to maturity.

The carrying value of the Debentures, as of December 31, 2019 and 2018, are $7,392,240 and $100,000 respectively. The company accrued interest of $167,577 and $0 for year 2019 and 2018 respectively.

NOTE 16: COMMITMENTS AND CONTINGENCIES

In October 2017, the Company entered into a consultation agreement with Western Desert Holdings, LLC, and a former stockholder. Under the terms of this agreement, the Company incurred consulting expenses of $270,000 and $180,000 for the years ended December 31, 2019 and 2018, respectively, which is included on the accompanying statements of income under the caption “Professional fees”. Future consulting expenses to be incurred by the Company in accordance with this agreement are estimated to be $360,000 and $60,000 for the years ended December 31, 2020 and 2021, respectively.

Uncertain Tax Position

The Company follows the FASB Accounting Standards Codification, which provides guidance on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2019 and 2018, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the Company’s financial statements. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the financial statements. No interest and penalties were recorded during the years ended December 31, 2019 and 2018. Generally, the tax years before 2016 are no longer subject to examination by federal, state or local taxing authorities.

Litigation

The Company is involved, from time to time, in disputes and claims incidental to the conduct of its business. The company reviews any such legal proceedings and claims on an ongoing basis and follows appropriate accounting guidance when making accrual and disclosure decisions. Based upon present information, the company determined that there was no matters that required an accrual as of December 31, 2019 nor were there any asserted or unasserted material claims for which material losses are reasonably possible.

On December 8, 2016, Rauch Organics LLC (“Rauch”) filed a lawsuit in the Eighth Judicial District Court in and for Clark County, Nevada against the company, certain of its subsidiaries and affiliates, and certain related members alleging, among other things, that the company and its affiliates breached the various agreements under which Rauch has not received monies due and owing pursuant to those agreements. Furth more, Rauch alleged that members of the company induced Rauch to enter into various agreements through false or fraudulent misrepresentations. Rauch Plaintiffs, were seeking, among other things, issuance of up to 5% equity interest in the company based upon its loan of $600,000 to the company pursuant to an Agreement for Transfer of Membership Interests dated December 23, 2015. The company denied the allegations of Plaintiff and Qualcan has filed a Counterclaim against Plaintiff and certain companies affiliated with Plaintiff. Qualcan alleged that Plaintiff breached the various agreements, violated its fiduciary duties owed to Qualcan and converted Qualcan’s property by wrongfully destroying certain cannabis corps at or near the time the agreements were terminated. The case is currently scheduled for Trial on August 31, 2020. It is not certain that the trial will proceed on that date. The parties are currently discussing settlement.

F-21

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 17: LEASE AGREEMENTS

The Company leases building space from Green Wagon Holdings, LLC, and an entity sharing the same owners and ownership percentages as the Company, on a month to month basis. The Company has elected to apply the alternative accounting and disclosures for certain variable interest entities provided to private companies pursuant to generally accepted accounting principles as it related to the lease with Green Wagon Holdings, LLC.

As December 31, 2019, all lease payments have been paid off.

Total rent expense for the years ended December 31, 2019 and 2018 were $214,119 and $168,890, respectively.

NOTE 18: INTANGIBLE ASSETS AND GOODWILL

Goodwill

Goodwill arises from the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired less assumed liabilities.

Goodwill is reviewed annually for impairment or more frequently if impairment indicators arise. The Company conducts its annual goodwill impairmentassessment as of the last day of the third quarter, or more frequently under certain circumstances. For the purpose of the goodwill impairment assessment,the Company has the option to perform a qualitative assessment (commonly referred to as “step zero”) to determine whether further quantitative analysisfor impairment of goodwill or indefinite-lived intangible assets is necessary or a quantitative assessment (“step one”) where the Company estimates thefair value of each reporting unit using a discounted cash flow method (income approach). Goodwill is assigned to the reporting unit, which is the operating segment level or one level below the operating segment.

The balance of goodwill at December 31, 2019 and 2018 was $2.1 million and $0 million, respectively and was attributed to the Cannabis reportable segment.

The table below summarizes the changes in the carrying amount of goodwill:

Goodwill

Balance, December 31, 2018	-
Goodwill acquired during 2019	2,124,673
Accumulated impairment loss	-
Balance, December 31, 2019	$2,124,673

The Company completed a preliminary step one assessment as of November 1, 2019 and concluded no adjustment to the carrying value of goodwill was required. The results of the Company’s 2019 goodwill impairment assessments indicated that no other goodwill impairment existed.

F-22

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 18: INTANGIBLE ASSETS AND GOODWILL (Continued)

Intangible Assets, Net

Intangible assets consisted of the following as of December 31, 2019 and 2018:

	December 31, 2019
	Estimated Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Dispenary Licenses	14	6,295,319	74,944	6,220,375
Subtotal		6,295,319	74,944	6,220,375

Total Intangible Assets, Net		6,295,319	74,944	6,220,375

December 31, 2018
	Estimated Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Dispenary Licenses
Subtotal		-	-	-

Total Intangible Assets, Net		-	-	-

The Company recorded amortization expense of $82,340 and $0 for the years ended December 31, 2019 and 2018, respectively. Based solely on the amortizable intangible assets recorded at December 31, 2019, the Company estimates amortization expense for the next five years to be as follows:

	Year Ending December 31,
	2020	2021	2022	2023	2024 and thereafter	Total
Amortization Expense	$449,666	$449,666	$449,666	$449,666	$4,421,712	$6,220,375

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives or other relevant factors or changes.

F-23

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 19: GOING CONCERN

The production and distribution of marijuana is considered federally illegal. Because of this, there is risk concerning the current future of businesses operating in this industry due to the political environment.

The Company sustained net operating losses of $(2,004,642) and $(1,990,467) for the years ended December 31, 2019 and 2018, respectively. The Company also had a working capital deficit of $(7,268,374) and $(3,473,637) for the years ended December 31, 2019 and 2018, respectively, therefore indicating an adverse effect in the Company’s ability to continue as a going concern.

Managements plans to address the going concern is to seek out additional investors, provide additional loans and capital contributions to the Company from current stockholders, and acquire distribution facilities to increase gross profit margins. Management entered into assets purchase agreement to acquire distribution facilities subsequent to balance sheet date, please see note 21.

The ability to continue as a going concern is dependent upon the success of these actions as well as continued favorable treatment as it relates to federal laws and regulations. There can be no assurance the Company will be successful in accomplishing its objectives. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 20: RECENT ACCOUNTING GUIDANCE

In December 2019, the FASB issued an accounting standard updates that eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company is currently evaluating the adoption date and impact, if any, adoption will have on its financial position and results of operations.

In February 2016, the FASB issued an accounting standards update that sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. ASU 2016-02 requires lessees to apply a two-method approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase. Lessees are required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. Lessees will recognize expense based on the effective interest method for finance leases or on a straight-line basis for operating leases. The accounting applied by the lessor is largely unchanged from that applied under the existing lease standard. The updates becomes effective in the last quarter of 2020, but early adoption is permitted. The Company is currently evaluating this update on its financial position and results of operations.

In June 2016, the FASB issued Accounting Standard Update No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with a forward-looking expected credit loss model which will result in earlier recognition of credit losses. The standard will be effective for us in the last quarter of 2020, but early adoption is permitted. The Company is currently evaluating this update on its financial position and results of operations.

F-24

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 & 2018

NOTE 20: RECENT ACCOUNTING GUIDANCE (Continued)

In January 2017, the FASB issued Accounting standard Update No. 2017-04, “Intangibles- Goodwill and Others”, which simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. ASU 2017-04 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. As early adoption is permitted, the company adopted ASU 2017-04 on November 1, 2019. Adoption of this guidance did not have a material impact on the Company’s consolidated financial position or results of operations.

NOTE 21: SUBSEQUENT EVENTS

In accordance with ASC 855, the Company evaluated subsequent events through July 15, 2020, the date these financial statements were issued.

On January 1, 2020, Picksy Reno, LLC (‘Picksy”), a wholly owned subsidiary of Mystic Holdings Inc., entered into a Management Services Agreement with MediFarm I LLC, an unaffiliated third party, to take all management responsibilities of the MediFarm I LLC’s dispensary located at 1085 S Virginia Street, Reno, NV. In consideration of the services performed, the company will be entitled to 85% of the future net profits of the Reno Dispensary. In the event of a loss, the company will be responsible for all future shortfalls. MediFarm’ S 15% interest in the future net income of the Reno Dispensary will be applied to the selling price of related asset sale, which as of the time of our report was pending regulatory approval.

Subsequent to the year-end, there was a global outbreak of novel coronavirus known as COVID-19, which had a significant impact on business through the restrictions imposed by federal, state and local authorities regarding business operations, travel and isolation/quarantine orders. The company has determined that these events are non-adjusting subsequent events. Accordingly, the financial position and results of operations as of and for the year ended December 31, 2019 have not been adjusted to reflect their impact. The extent of the effect of the COVID-19 pandemic on the company is uncertain; however, thus far, business has not been significantly impacted.

On March 2020, the company received qualification from the US Securities and Exchange commission to proceed with the offering. The company continued a securities offering started in 2020 where company offered up to 50 million shares of common Stock in a securities offering exempt from SEC registration under Regulation A, tier 2. The Company engaged with various advisors and other professionals to facilitate the offering who were paid customary fees and equity interests for their work.

F-25

MYSTIC HOLDINGS, INC. AND AFFILIATES

SUPPLEMENTAL INFORMATION

YEARS ENDED DECEMBER 31, 2019 & 2018

INDEPENDENT AUDITOR’S REPORT
ON SUPPLEMENTAL INFORMATION

To the Board of Director(s) of
Mystic Holdings, Inc. and Affiliates

We have audited the financial statements of Mystic Holdings, Inc. and Affiliates, as of and for the period ended December 31, 2019 and 2018, and our report thereon dated July 15, 2020, which expressed an unmodified opinion on those financial statements, appears on page 2. Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The supplemental information is presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

Garden City, New York

July 15, 2020

F-26

MYSTIC HOLDINGS, INC. AND AFFILIATES

SUPPLEMENTAL INFORMATION

YEARS ENDED DECEMBER 31, 2019 & 2018

SUPPLEMENTAL INFORMATION

CONSOLIDATED OPERATING EXPENSES

	For the Years Ended December 31,
SELLING, OFFICE AND ADMINISTRATIVE:	2019	2018
Administrative payroll	-	-
Auto & Travel Expense	42,380	36,289
Bank Fees	2,753	3,901
Charitable Contributions	15,977	18,878
Insurance	66,111	55,113
Meals and Entertainment	15,294	11,670
Miscellaneous	9,707	8,569
Office Supplies	17,846	11,479
Postage and Shipping	1,494	1,375
Professional Fees	373,308	244,596
Rent	16,757	13,217
Repairs and Maintenance	40,332	135,645
Safety & Security	83,003	94,318
Taxes, License, Permits and Fees	751,918	476,936
Uniforms	9,351	7,532
Utilities	24,512	30,363
	$1,470,742	$1,149,880

Picksy LLC

Balance Sheet

December 31,	2019
ASSETS
Current Assets:
Cash	203,106
Inventory	171,546
Total Current Assets	374,652

Property, Equipment and Leasehold Improvements, Net	1,166,856
Goodwill	2,124,673
License, Net	6,220,375
TOTAL ASSETS	9,886,556

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable and Accrued Expenses	60,956
Non-Convertible Notes Payable	4,741,410
Total Current Liabilities	4,802,366

Total Liabilities	4,802,366

Members’ Equity:
Capital Contribution	2,088,363
Accumulated Surplus (Deficit)	(4,174)
Total Members’ Equity	2,084,190

TOTAL LIABILITIES AND MEMBERS’ EQUITY	6,886,556

Picksy LLC

Statement of Income

Nov 1 - Dec 31 2019

REVENUE	563,252

COST OF GOODS SOLD	475,821

GROSS PROFIT	$87,431

OPERATING EXPENSES
Advertising	1,105
Depreciation	14,333
Ammortization	63,703
Selling and General Administrative Expenses	31,550

TOTAL OPERATING EXPENSES	$110,691

INCOME (LOSS) FROM OPERATIONS	$(23,260)

OTHER INCOME (EXPENSES)
Miscellaneous Income	19,086
TOTAL OTHER INCOME	$19,086

NET INCOME BEFORE PROVISION FOR INCOME TAXES	(4,174)

Provision for Income Taxes	-

NET INCOME ATTRIBUTABLE TO MEMBERS	$(4,174)

F-27

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on July 17, 2020.

MYSTIC HOLDINGS, INC.

By:	/s/ Lorenzo Barracco
Lorenzo Barracco
Chairman and Chief Executive Officer

This report has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lorenzo Barracco	Chairman and Chief Executive	July 17, 2020
Lorenzo Barracco	Officer (principal executive officer)

/s/ Heather Cranny	President, Treasurer (principal	July 17, 2020
Heather Cranny	financial and accounting officer) and Secretary

/s/ Michael Cristalli	Director	July 17, 2020
Michael Cristalli

/s/ Daniel V. Perla*	Director	July 17, 2020
Daniel V. Perla

/s/ Sigmund (Sig) Aronson Rogich*	Director	July 17, 2020
Sigmund (Sig) Aronson Rogich

/s/ Alexander Scharf*	Director	July 17, 2020
Alexander Scharf

*By:	/s/ Lorenzo Barracco
Lorenzo Barracco
Attorney-in-Fact